Exhibit 1.01

CONFLICT MINERALS REPORT

NETGEAR, INC.

In accordance with Rule 13p-1 under the Securities Exchange Act of 1934 for the Calendar Year Ended December 31, 2023

Introduction

Rule 13p-1 was adopted by the United States Securities and Exchange Commission ("SEC") to implement reporting and disclosure requirements related to Conflict Minerals as directed by Section 1502 of the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010. Rule 13p-1 imposes certain reporting obligations on SEC registrants whose products contain Conflict Minerals necessary to the functionality or production of their products. Conflict Minerals are defined by Rule 13p-1 as (A) cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tungsten, tantalum, and gold (collectively, “3TG”); or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Covered Countries (as defined below).

If a registrant has reason to believe that any 3TGs in their supply chain may have originated in the Democratic Republic of the Congo (DRC) or an adjoining country ("Covered Countries"), or if they are unable to determine the country of origin of the 3TGs in their products, or that their products are manufactured entirely from recycled and scrap sources, then the issuer must exercise due diligence on the source and chain of custody of the 3TGs. The registrant must annually submit a Form SD and Conflict Minerals Report ("CMR") to the SEC that includes a description of those due diligence measures. NETGEAR, Inc. (herein referred to as "NETGEAR", the "Company", "we", "us", or "our") has determined that 3TGs are necessary to the functionality or production of some of its products during the 2023 calendar year and therefore, is required to perform due diligence and file this report annually. This report is NETGEAR's CMR for the reporting calendar year ended December 31, 2023.

This report is not audited, as Rule 13p-1 and current SEC guidance provide that if the registrant is not declaring products as "DRC Conflict Free," the CMR is not subject to an independent private sector audit.

Section 1 - Company Overview

NETGEAR was incorporated in Delaware in January 1996. The Company is a global networking company that delivers innovative products to consumers, businesses and service providers. The Company's products are built on a variety of proven technologies such as wireless (WiFi and LTE), Ethernet and powerline, with a focus on reliability and ease-of-use. The product line consists of wired and wireless devices that enable networking, broadband access and network connectivity. These products are available in multiple configurations to address the needs of the end-users in each geographic region in which the Company's products are sold. NETGEAR utilizes contract manufacturers, original design manufacturers and component vendors to supply components, assemblies, and finished products.

NETGEAR’s internet address is www.netgear.com. This CMR will be posted on the Company’s website with other SEC filings under About Us/Investor Relations as soon as reasonably practicable after it is electronically filed with the SEC.

1.1 NETGEAR Products

During 2023, NETGEAR's product portfolio was comprised of the following product categories:

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WiFi routers and home WiFi Mesh Systems, which create a local area network for home or office computer, mobile and smart devices to connect and share a broadband internet connection;

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WiFi Hotspots, which create mobile WiFi Internet access that utilizes 4G/5G mobile and 5G data networks for secure use on the go, and at home in place of traditional wired broadband internet access;
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Value-added service offerings such as security and privacy, technical support, and parental controls for consumers;
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Digital Displays, which enable users to showcase digital art and photos, including non-fungible token artwork by supporting the most popular crypto wallets;
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Broadband modems, which are devices that convert the broadband signals into Ethernet data that feeds internet into homes and offices. We provide modems that connect to DOCSIS 3.x, xDSL, and 4G/5G mobile;
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WiFi Gateways, which are WiFi routers with an integrated broadband modem, for broadband internet access;
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WiFi range extenders, which extend the range of an existing WiFi network to eliminate WiFi dead spots;
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Powerline adapters, which extend wired and WiFi internet connections to any AC outlet using existing electrical wiring;
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WiFi network adapters, which enable computing devices to be connected to the network via WiFi;
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Pro AV Solutions, which include high-performance, flexible Ethernet switches that are engineered for easy configuration of AV over IP for both commercial and high-end residential installations;
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Pro Routers, which provide the internet gateway for businesses and combine with access points, Ethernet switches, and our Insight cloud management software to create a Total Network Solution for businesses;
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Enterprise-grade, cloud managed or standalone Pro WiFi access points, which are used to provide wide coverage areas and fast WiFi to a business location, or an office, providing WiFi connections to smart phones, tablets, laptops and other computing devices; and
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General purpose Ethernet switches, in a wide range of sizes which are used to connect devices that are networked together for exchanging information including Internet of things (IoT) devices.

We conducted an analysis of NETGEAR products and found that small quantities of 3TG, necessary to their functionality or production, are found in substantially all NETGEAR products.

1.2 Conflict Minerals Report

For all product categories listed under 1.1, we have been unable to conclusively determine the origin of the 3TGs that our products contain, or to conclusively determine to what extent they come from recycled or scrap sources; the facilities used to process them; their country of origin; or their mine or location of origin. Our suppliers reported at broad levels, often with the declaration scope as “Company” in their Conflict Minerals Reporting Template (“CMRT”).

This report describes our Reasonable Country of Origin Inquiry (“RCOI”) efforts, the due diligence measures we took on the 3TG source and chain of custody, the results of our due diligence efforts, expected risk assessment and mitigation steps.

1.3 Conflict Minerals Policy

NETGEAR has published its conflict minerals policy on its webpage located at:

http://www.netgear.com/images/conflict_minerals_policy_statement.pdf

Section 2 - Reasonable Country of Origin Inquiry (“RCOI”)

To determine whether the necessary 3TG in our products originated in Covered Countries, NETGEAR retained Assent Compliance (“Assent”), a third-party service provider, to assist us in reviewing the supply chain and identifying risks. We provided a list composed of suppliers and parts associated with the in-scope products to Assent.

To collect data on the materials’ sources of origin procured by the supply chain, NETGEAR utilized the Conflict Minerals Reporting Template (“CMRT”) version 6.31 or higher to conduct a survey of all in-scope Tier 1* suppliers.

*NETGEAR’s definition of Tier 1 Supplier – ODM (Original Design Manufacturer), CM (Contract Manufacturer) and NETGEAR’s AVL (Approved Vendor List) with whom NETGEAR has placed purchase order directly. This excludes the following suppliers: Suppliers where strategic purchasing only performs a reference price check; Plastics and software suppliers; Packaging suppliers; and Suppliers whose materials declarations confirm gold, tantalum, tin, and tungsten are not contained in the applicable component.

During the supplier survey, the Company contacted suppliers via a platform provided by Assent that enables users to complete and track supplier communications and allows suppliers to upload completed CMRTs directly to the platform for validation, assessment, and management. The platform also provides functionality that meets the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, “OECD Guidance”) process expectations by evaluating the quality of each supplier response and assigning a health status based on the supplier’s declaration of process engagement. Additionally, the metrics provided in this report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations performed, are managed through this platform.

NETGEAR requested that all suppliers complete a CMRT. Training and education to guide suppliers on best practices and the use of this template was included. All communications in the third-party’s platform for future reporting and transparency are monitored and tracked. NETGEAR directly contacted suppliers that were unresponsive to third-party’s communications during the diligence process and requested these suppliers complete the CMRT and submit it to our third party.

The Company’s program continues to include automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration tab of the CMRT which helps to identify areas that require further classification or risk assessment, as well as understand the due diligence efforts of the Tier 1 suppliers. The results of this data validation contribute to the program’s health assessment and are shared with the suppliers to ensure they understand areas that require clarification or improvement.

All submitted forms are accepted and classified as valid or invalid so that data is retained. Suppliers are contacted regarding invalid forms and are encouraged to submit a valid form. Suppliers are also provided with guidance on how to correct these validation errors in the form of feedback to their CMRT submission, training courses and direct engagement help through the third-party’s multilingual supplier experience team.

As of January 22nd, 2024, there were 17 suppliers in scope of the conflict minerals program and all of them provided a completed CMRT. NETGEAR’s total response rate for this reporting year was 100%.

Based on the findings through the RCOI process, the Company was able to determine the countries of origin for a large portion of the 3TGs in its products. As such, NETGEAR continued to perform further due diligence on the source and chain of custody of the minerals in question.

Section 3 - Conflict Minerals Due Diligence Program

NETGEAR designed its due diligence measures to conform, in all material respects, with the framework in the OECD Guidance. The program aligns with the five steps for due diligence that are described by the OECD Guidance and the Company continues to evaluate market expectations for data collection and reporting to achieve continuous improvement opportunities.

Due diligence requires the Company’s necessary reliance on data provided by direct suppliers and third-party audit programs. There is a risk of incomplete or inaccurate data as the process cannot fully be owned by the Company. However, through continued outreach and process validation, this aligns with industry standards and market expectations for downstream companies’ due diligence.

Summarized below are the components of Company’s program as they relate to the five-step framework set forth in the OECD Guidance:

3.1 Establish strong company management systems

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Adopted and publicly communicated a conflict minerals company policy which is posted on NETGEAR website at http://www.netgear.com/images/conflict_minerals_policy_statement.pdf.
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As a member of the RBA (Responsible Business Alliance, previously known as the EICC or the Electronic Industry Citizenship Coalition), required that our suppliers and contract manufacturers acknowledge and implement the RBA’s Code of Conduct, which includes an obligation to conduct due diligence regarding conflict minerals.
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Assembled internal conflict minerals team, with representation from NETGEAR’s Operations, Legal, Procurement, Finance and Internal Audit.
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Established a system of controls through the use of Supplier Code of Conduct and transparency over NETGEAR’s conflict minerals supply chain by engaging Tier 1 suppliers and requesting relevant information through the use of a third-party supplier management vendor which utilized due diligence tools created by the Responsible Minerals Initiative (“RMI”), including the CMRT.
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Provided updates on our conflict minerals due diligence progress and status to certain members of NETGEAR’s senior management.
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Educated and trained those personnel responsible to work on NETGEAR’s Conflict Minerals Program. This includes internal team members and suppliers.
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Established a grievance mechanism to allow employees, suppliers, and others to report suspected non-compliance with legal requirement and/or suspected non-compliance with NETGEAR’s Code of Ethics and Supplier Code of Conduct. These policies are publicly available at http://www.netgear.com/about/corporate-social-responsibility/ethics/.
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Established an internal audit to review conflict minerals due diligence process against NETGEAR’s documented procedure and data accuracy in NETGEAR CMRT.
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Identified business records relating to conflict minerals due diligence, including records of due diligence processes, findings, and resulting decisions, that will be retained in accordance with our records retention policies.

3.2 Identify and manage risk in the supply chain

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Identified relevant Tier 1 suppliers that supplied products containing 3TG.
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Requested such suppliers to provide information regarding smelters or refiners in our supply chain by using the CMRT.
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Reviewed supplier responses for completeness and accuracy.
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Risks were identified by assessing the due diligence practices of smelters and refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations.
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Compared information in supplier responses with the list of 3TG processing facilities that received a “conflict-free” designation, produced by the Responsible Minerals Assurance Process (“RMAP”).
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Each facility that meets the RMI definition of a smelter or refiner of a 3TG is assessed according to red flag indicators defined in the OECD Guidance. To determine the level of risk that each smelter posed to the supply chain the Company assessed following criteria: geographic proximity to the Covered Countries, known mineral source country of origin, RMAP audit status, credible evidence of unethical or conflict sourcing, and Peer assessments conducted by credible third-party sources.
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Contacted non-responsive suppliers, requesting their responses.
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Provided suppliers with feedback on responses containing errors, inconsistencies or incomplete information and encouraged them to resubmit a valid response.
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Evaluated suppliers on the strength of their internal conflict minerals programs, which assists in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program is based on certain questions in the CMRT related to the suppliers’ conflict minerals practices and policies.

3.3 Design and implement a strategy to respond to risk

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Conducted regular conflict minerals team meetings to review, among other things, NETGEAR’s conflict minerals program, any potential or actual risks identified during due diligence, and the status of supplier responses.
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Reported progress during the team meeting or quarterly basis to our Chief Operations Officer.
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Identified high risk smelters in NETGEAR’s supply chain by using smelter database from the RMI that includes information on smelter’s chain of custody of minerals. NETGEAR’s smelter risk calculation is based on the following criteria:
Geographic proximity to the DRC and Covered Countries;
Known mineral source country of origin;
RMAP audit status;
Credible evidence of unethical or conflict sourcing; and
Peer Assessments conducted by credible third-party sources.

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Through the use of the Company’s third-party service provider, contacted non-RMAP facilities to encourage them to join the program and undergo an audit.
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Implemented an escalation plan for non-responsive suppliers and/or address incomplete or inaccurate supply chain information.
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Requested that certain suppliers remove specific smelters or refiners from their supply chain that we deemed to be high-risk or invalid.
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Engaged any suppliers whom we have reason to believe are supplying the Company with 3TGs from sources that may be considered a red-flag and encourage them to establish alternative sources of 3TGs.
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Informed non-responsive suppliers that we will assess, and potentially withhold, future business with them if they do not provide their supply chain conflict minerals information using the CMRT.
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Conducted Conflict Minerals Program due diligence process audit of NETGEAR’s ODM partners.

3.4 Audit of smelter/refiner’s due diligence practices

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Relied on the RMAP, the London Bullion Market Association, and the Responsible Jewellery Council to coordinate third-party audits of smelters and refiners to validate the sourcing practices of such facilities in our supply chain.
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Provided indirect financial support for such third-party audits through our continued membership in the RBA and RMI.
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Participated in RBA & RMI work groups, including smelter engagement and outreach.
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NETGEAR designated third-party also directly contacts smelters and refiners that are not currently enrolled in the RMAP to encourage their participation and gather information regarding each facilities’ sourcing practices on behalf of its compliance partners. NETGEAR is a signatory of this communication in accordance with the requirements of downstream companies detailed in the OECD Guidance.

3.5 Report annually on supply chain due diligence

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NETGEAR has published the Form SD for the year ended December 31, 22023. This report is available on the Investor Relations pages of our website at http://investor.netgear.com/sec.cfm.
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Information found on or accessed through this website is not considered part of this report and is not incorporated by reference herein. NETGEAR has also publicly filed a Form SD and this report with the U.S. Securities and Exchange Commission.

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The Company has also considered impacts from the European Union Conflict Minerals Rule when disclosing details with regards to due diligence efforts. The Company will continue to expand efforts both for transparency through the data collection process and risk evaluation, as well as the disclosure of efforts through the form of public report.

Section 4 - Due Diligence Results

NETGEAR does not have direct contractual relationships with smelters and refiners, therefore, we relied on our direct suppliers and the entire supply chain to gather and provide specific information on 3TGs used in NETGEAR products.

4.1 Supply Chain Outreach Results

Supply chain outreach is required to identify the upstream sources of origin of tin, tantalum, tungsten and gold. Following the industry standard process, CMRTs are sent to and requested from Tier 1 suppliers, who are expected to follow this process until the smelter and refiner sources are identified. The following is the result of the outreach conducted by NETGEAR for the 2023 reporting year.

Supply Chain Outreach Metrics

Number of In-Scope Suppliers	Response Rate	Valid Response Rate
17	100%	100%

Upstream Data Transparency

All smelters and refiners listed by suppliers in completed CMRTs, which appear on the RMI-maintained smelters list, are attached in Appendix A. As is a common practice when requests are sent upstream in the supply chain, those who purchase materials from smelters may not be able to discern exactly which company’s product lines the materials may end up in. As a result, those providing the smelters and refiners have the practice to list all smelters and refiners they may purchase from within the reporting period. Therefore, the smelters or refiners (as sources) listed in Appendix A are likely to be more comprehensive than the list of smelters or refiners which actually processed the 3TGs contained in the Company’s products.

Suppliers that identified these specific smelters of concern on their CMRT were contacted in accordance with the OECD Guidance to inform them of the potential for risk, and to evaluate whether or not these smelters could be connected to NETGEAR’s products. The suppliers were asked to complete a user-defined or product-level CMRT specific to the materials, products or piece parts purchased by NETGEAR, rather than a company-level CMRT, to better identify the connection to products that they supply to NETGEAR. Other suppliers were evaluated internally to determine if they were in fact still active suppliers. If not, they were removed from the scope of data collection.

Status	Number of Identified Smelters and Refiners
RMAP Conformant	222
RMAP Active	4
Not Enrolled	6
Non-Conformant	15

Countries of Origin

Appendix B includes an aggregated list of countries of origin from which the reported facilities collectively source 3TGs, based on information provided through the CMRT data collection process, from direct smelter outreach and the RMAP. As mentioned in the above section, it is understood that many responses may provide more data than can be directly linked to products sold by NETGEAR, therefore, Appendix B may contain more countries than those that the Company’s products are being sourced from.

Section 5 - Risk Mitigation and Due Diligence Improvement Plan

5.1 Inherent limitation on due diligence measures

Because of our manufacturing business model, our due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals in the products we contract to manufacture. Given our place in the supply chain, we have no direct relationships with smelters or refiners, and therefore possess no independent means of determining the source and origin of conflict mineral ores processed by smelters or refiners. Our due diligence processes are based on the necessity of seeking data from our suppliers and component manufacturers and those suppliers seeking similar information within their supply chains to identify the original sources of the necessary conflict minerals. We also rely, to a large extent, on information collected and provided by independent third-party audit programs.

5.2 Steps taken to help mitigate risk and improve Due Diligence Process

We have taken the following steps to improve the due diligence conducted to help further mitigate any risk that the necessary conflict minerals in our products could benefit armed groups in the DRC or Covered Countries:

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Continued to work with the RMI and/or other relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance and/or other SEC recognized framework.
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Engaged with Tier 1 suppliers supplying us with 3TG from sources that support conflict in any Covered Countries to establish an acceptable alternative source of 3TG.
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Increased the emphasis on clean and validated smelter and refiner information from our supply chain as the list of conflict-free smelters and refiners grows and more smelters and refiners declare their intent to enroll in the program.

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Emphasized the need for cooperation and support by our Tier 1 suppliers by implementing more direct NETGEAR-led escalations throughout the program.
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Encouraged our suppliers to have due diligence procedures in place for their supply chains to improve the content of the responses from such suppliers and follow up with suppliers who appear to have gaps in their internal processes for conflict minerals.
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Engaged with our suppliers more closely and provided suppliers with more information and training resources regarding responsible sourcing of 3TGs.
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Engaged Tier 1 suppliers to encourage smelters or refiners in supply chain, not yet identified by the RMAP or equivalent independent third-party audit, to undergo smelter audits and verify compliance.
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Supported our third-party service provider in their smelter due diligence activities by signing a letter to be sent to smelters who have yet to enroll in RMAP, encouraging them to do so.

5.3 Smelter & Refiner Risk Evaluation

Understanding the risks associated with the smelters and refiners potentially providing material into NETGEAR’s supply chain is an important part of the due diligence process. Through our third-party service provider Assent, comprehensive and ongoing analysis is conducted to assess sourcing risk. This information is used to:

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Provide supplier feedback.
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Determine the health of the Company’s overall program.
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Conduct outreach to smelters, refiners, and their respective associations.
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Provide detailed analysis in this report.

The following risk categories are used for smelter evaluation and risk determination:

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Geo-Risk
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Did the mineral originate from or has been transported through a conflict-affected area as defined by Section 1502 of the Dodd-Frank Act (the DRC and its nine adjoining countries; Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia)?

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Audit Status
o
Has the refiner’s due diligence practices been audited against a standard in conformance with the OECD Guidance?
o
Our third-party service provider Assent relies on the RMI audit standard, including cross-recognition of the London Bullion Market Association (“LBMA”) Good Delivery Program and the Responsible Jewellery Council Chain of Custody Certification, which are developed according to global standards, including the OECD Guidance.
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Sourcing Risk
o
Has evidence of any other red flag that is supported by credible sources been identified?

Table A

Smelter & Refiners Reported to be in Supply Chain of NETGEAR

Below list of smelters and refiners have been identified by our Tier 1 suppliers and may have been used in processing of necessary 3TGs contained in NETGEAR products:

Smelter ID	Mineral	Standard Smelter Name	Smelter Facility Location
CID002762	Gold	L'Orfebre S.A.	Andorra
CID002920	Gold	ABC Refinery Pty Ltd.	Australia
CID002030	Gold	Western Australian Mint (T/a The Perth Mint)	Australia
CID002779	Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
CID002044	Tungsten	Wolfram Bergbau und Hutten AG	Austria
CID002773	Tin	Aurubis Beerse	Belgium
CID001980	Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
CID000438	Tin	EM Vinto	Bolivia (Plurinational State Of)
CID001337	Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)
CID001758	Tin	Soft Metais Ltda.	Brazil
CID002468	Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
CID002706	Tin	Resind Industria e Comercio Ltda.	Brazil
CID002833	Tungsten	ACL Metais Eireli	Brazil
CID003468	Tungsten	Cronimet Brasil Ltda	Brazil
CID003486	Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil
CID000058	Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
CID003582	Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
CID002707	Tantalum	Resind Industria e Comercio Ltda.	Brazil
CID001076	Tantalum	AMG Brasil	Brazil
CID001175	Tantalum	Mineracao Taboca S.A.	Brazil
CID002036	Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
CID001173	Tin	Mineracao Taboca S.A.	Brazil
CID000448	Tin	Estanho de Rondonia S.A.	Brazil
CID002756	Tin	Super Ligas	Brazil
CID000185	Gold	CCR Refinery - Glencore Canada Corporation	Canada
CID001534	Gold	Royal Canadian Mint	Canada
CID000924	Gold	Asahi Refining Canada Ltd.	Canada
CID002919	Gold	Planta Recuperadora de Metales SpA	Chile
CID001736	Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
CID001147	Gold	Metalor Technologies (Suzhou) Ltd.	China
CID001149	Gold	Metalor Technologies (Hong Kong) Ltd.	China
CID000343	Gold	Daye Non-Ferrous Metals Mining Ltd.	China
CID001916	Gold	Shandong Gold Smelting Co., Ltd.	China
CID001947	Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
CID000707	Gold	Heraeus Metals Hong Kong Ltd.	China
CID002750	Gold	Shenzhen CuiLu Gold Co., Ltd.	China
CID002224	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
CID001909	Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
CID002243	Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
CID001622	Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
CID000855	Gold	Jiangxi Copper Co., Ltd.	China
CID000801	Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
CID001070	Tin	China Tin Group Co., Ltd.	China

Smelter ID	Mineral	Standard Smelter Name	Smelter Facility Location
CID000555	Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
CID000538	Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
CID000228	Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
CID003397	Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China
CID002158	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
CID002180	Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
CID003116	Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
CID001231	Tin	Jiangxi New Nanshan Technology Ltd.	China
CID002844	Tin	HuiChang Hill Tin Industry Co., Ltd.	China
CID003190	Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
CID002842	Tantalum	Jiangxi Tuohong New Raw Material	China
CID000917	Tantalum	Jiujiang Tanbre Co., Ltd.	China
CID000914	Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
CID002512	Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
CID001277	Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
CID000460	Tantalum	F&X Electro-Materials Ltd.	China
CID001522	Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
CID000616	Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
CID002505	Tantalum	FIR Metals & Resource Ltd.	China
CID002506	Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
CID002492	Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
CID002232	Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	China
CID000211	Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
CID002508	Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
CID003609	Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China
CID003663	Gold	Dongwu Gold Group	China
CID003583	Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China
CID000218	Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
CID000258	Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
CID003417	Tungsten	Hubei Green Tungsten Co., Ltd.	China
CID000766	Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
CID002494	Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
CID002082	Tungsten	Xiamen Tungsten Co., Ltd.	China
CID002317	Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
CID002513	Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China
CID002551	Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
CID000769	Tungsten	Hunan Jintai New Material Co., Ltd.	China
CID002641	Tungsten	China Molybdenum Tungsten Co., Ltd.	China
CID002319	Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
CID002320	Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
CID002315	Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
CID002318	Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
CID002316	Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
CID002321	Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
CID003641	Gold	Gold by Gold Colombia	Colombia
CID004065	Tin	Smelter Not Listed	Congo, Democratic Republic Of The
CID002290	Gold	SAFINA A.S.	Czechia
CID001200	Tantalum	NPM Silmet AS	Estonia
CID003615	Gold	WEEEREFINING	France
CID002761	Gold	SAAMP	France
CID000113	Gold	Aurubis AG	Germany
CID000035	Gold	Agosi AG	Germany

Smelter ID	Mineral	Standard Smelter Name	Smelter Facility Location
CID000176	Gold	C. Hafner GmbH + Co. KG	Germany
CID002778	Gold	WIELAND Edelmetalle GmbH	Germany
CID000694	Gold	Heimerle + Meule GmbH	Germany
CID000711	Gold	Heraeus Germany GmbH Co. KG	Germany
CID002545	Tantalum	TANIOBIS GmbH	Germany
CID002550	Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
CID002542	Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
CID002541	Tungsten	H.C. Starck Tungsten GmbH	Germany
CID003461	Gold	Augmont Enterprises Private Limited	India
CID002863	Gold	Bangalore Refinery	India
CID003409	Tin	Precious Minerals and Smelting Limited	India
CID001163	Tantalum	Metallurgical Products India Pvt., Ltd.	India
CID002509	Gold	MMTC-PAMP India Pvt., Ltd.	India
CID002852	Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India
CID001397	Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
CID001486	Tin	PT Timah Nusantara	Indonesia
CID001402	Tin	PT Babel Inti Perkasa	Indonesia
CID001477	Tin	PT Timah Tbk Kundur	Indonesia
CID001482	Tin	PT Timah Tbk Mentok	Indonesia
CID001460	Tin	PT Refined Bangka Tin	Indonesia
CID001468	Tin	PT Stanindo Inti Perkasa	Indonesia
CID001399	Tin	PT Artha Cipta Langgeng	Indonesia
CID002816	Tin	PT Sukses Inti Makmur	Indonesia
CID002776	Tin	Smelter Not Listed	Indonesia
CID003205	Tin	PT Bangka Serumpun	Indonesia
CID002835	Tin	PT Menara Cipta Mulia	Indonesia
CID001493	Tin	PT Tommy Utama	Indonesia
CID001490	Tin	PT Tinindo Inter Nusa	Indonesia
CID000313	Tin	Smelter Not Listed	Indonesia
CID000309	Tin	PT Aries Kencana Sejahtera	Indonesia
CID002570	Tin	Smelter Not Listed	Indonesia
CID001453	Tin	PT Mitra Stania Prima	Indonesia
CID002503	Tin	PT ATD Makmur Mandiri Jaya	Indonesia
CID002696	Tin	PT Cipta Persada Mulia	Indonesia
CID002455	Tin	CV Venus Inti Perkasa	Indonesia
CID001428	Tin	PT Bukit Timah	Indonesia
CID003381	Tin	PT Rajawali Rimba Perkasa	Indonesia
CID002593	Tin	PT Rajehan Ariq	Indonesia
CID001458	Tin	PT Prima Timah Utama	Indonesia
CID001463	Tin	PT Sariwiguna Binasentosa	Indonesia
CID001421	Tin	PT Belitung Industri Sejahtera	Indonesia
CID001406	Tin	PT Babel Surya Alam Lestari	Indonesia
CID003449	Tin	PT Mitra Sukses Globalindo	Indonesia
CID003868	Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia
CID002763	Gold	8853 S.p.A.	Italy
CID002765	Gold	Italpreziosi	Italy
CID002973	Gold	Safimet S.p.A	Italy
CID002580	Gold	T.C.A S.p.A	Italy
CID000233	Gold	Chimet S.p.A.	Italy
CID001188	Gold	Mitsubishi Materials Corporation	Japan
CID000425	Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
CID003424	Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
CID003425	Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
CID001193	Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
CID000401	Gold	Dowa	Japan

Smelter ID	Mineral	Standard Smelter Name	Smelter Facility Location
CID001875	Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
CID000264	Gold	Chugai Mining	Japan
CID000807	Gold	Ishifuku Metal Industry Co., Ltd.	Japan
CID001119	Gold	Matsuda Sangyo Co., Ltd.	Japan
CID002129	Gold	Yokohama Metal Co., Ltd.	Japan
CID000981	Gold	Kojima Chemicals Co., Ltd.	Japan
CID000082	Gold	Asahi Pretec Corp.	Japan
CID002100	Gold	Yamakin Co., Ltd.	Japan
CID001798	Gold	Sumitomo Metal Mining Co., Ltd.	Japan
CID001259	Gold	Nihon Material Co., Ltd.	Japan
CID001325	Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
CID000937	Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
CID000823	Gold	Japan Mint	Japan
CID000090	Gold	Asaka Riken Co., Ltd.	Japan
CID000019	Gold	Aida Chemical Industries Co., Ltd.	Japan
CID001938	Gold	Tokuriki Honten Co., Ltd.	Japan
CID000402	Tin	Dowa	Japan
CID001191	Tin	Mitsubishi Materials Corporation	Japan
CID002549	Tantalum	TANIOBIS Japan Co., Ltd.	Japan
CID002558	Tantalum	Global Advanced Metals Aizu	Japan
CID001192	Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
CID001869	Tantalum	Taki Chemical Co., Ltd.	Japan
CID000004	Tungsten	A.L.M.T. Corp.	Japan
CID000825	Tungsten	Japan New Metals Co., Ltd.	Japan
CID001969	Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
CID000957	Gold	Kazzinc	Kazakhstan
CID002615	Gold	TOO Tau-Ken-Altyn	Kazakhstan
CID000359	Gold	DSC (Do Sung Corporation)	Korea, Republic Of
CID001555	Gold	Samduck Precious Metals	Korea, Republic Of
CID002605	Gold	Korea Zinc Co., Ltd.	Korea, Republic Of
CID001078	Gold	LS-NIKKO Copper Inc.	Korea, Republic Of
CID002918	Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of
CID003189	Gold	NH Recytech Company	Korea, Republic Of
CID000689	Gold	LT Metal Ltd.	Korea, Republic Of
CID001955	Gold	Torecom	Korea, Republic Of
CID001105	Tin	Malaysia Smelting Corporation (MSC)	Malaysia
CID001161	Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
CID002539	Tantalum	KEMET de Mexico	Mexico
CID003831	Tin	DS Myanmar	Myanmar
CID002582	Gold	REMONDIS PMR B.V.	Netherlands
CID001182	Tin	Minsur	Peru
CID002517	Tin	O.M. Manufacturing Philippines, Inc.	Philippines
CID002827	Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines
CID000128	Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
CID002511	Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
CID000468	Tin	Fenix Metals	Poland
CID003387	Tin	Luna Smelter, Ltd.	Rwanda
CID001152	Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
CID003575	Gold	Metal Concentrators SA (Pty) Ltd.	South Africa
CID001512	Gold	Rand Refinery (Pty) Ltd.	South Africa
CID002774	Tin	Aurubis Berango	Spain
CID003524	Tin	CRM Synergies	Spain
CID001585	Gold	SEMPSA Joyeria Plateria S.A.	Spain
CID000157	Gold	Boliden AB	Sweden

Smelter ID	Mineral	Standard Smelter Name	Smelter Facility Location
CID001498	Gold	PX Precinox S.A.	Switzerland
CID001153	Gold	Metalor Technologies S.A.	Switzerland
CID000189	Gold	Cendres + Metaux S.A.	Switzerland
CID000077	Gold	Argor-Heraeus S.A.	Switzerland
CID002003	Gold	Valcambi S.A.	Switzerland
CID001352	Gold	MKS PAMP SA	Switzerland
CID001761	Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China
CID002516	Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China
CID001539	Tin	Rui Da Hung	Taiwan, Province Of China
CID003407	Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China
CID001314	Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
CID001898	Tin	Thaisarco	Thailand
CID002544	Tantalum	TANIOBIS Co., Ltd.	Thailand
CID002314	Gold	Umicore Precious Metals Thailand	Thailand
CID001220	Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
CID000814	Gold	Istanbul Gold Refinery	Turkey
CID002560	Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates
CID002561	Gold	Emirates Gold DMCC	United Arab Emirates
CID001157	Gold	Metalor USA Refining Corporation	United States Of America
CID000920	Gold	Asahi Refining USA Inc.	United States Of America
CID001993	Gold	United Precious Metal Refining, Inc.	United States Of America
CID000969	Gold	Kennecott Utah Copper LLC	United States Of America
CID000015	Gold	Advanced Chemical Company	United States Of America
CID002708	Gold	Abington Reldan Metals, LLC	United States Of America
CID001113	Gold	Materion	United States Of America
CID002557	Tantalum	Global Advanced Metals Boyertown	United States Of America
CID001508	Tantalum	QuantumClean	United States Of America
CID002548	Tantalum	Materion Newton Inc.	United States Of America
CID002504	Tantalum	D Block Metals, LLC	United States Of America
CID001891	Tantalum	Telex Metals	United States Of America
CID000292	Tin	Alpha	United States Of America
CID003325	Tin	Tin Technology & Refining	United States Of America
CID001142	Tin	Metallic Resources, Inc.	United States Of America
CID003500	Gold	Alexy Metals	United States Of America
CID000568	Tungsten	Global Tungsten & Powders LLC	United States Of America
CID002589	Tungsten	Niagara Refining LLC	United States Of America
CID000966	Tungsten	Kennametal Fallon	United States Of America
CID000105	Tungsten	Kennametal Huntsville	United States Of America
CID001236	Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
CID000041	Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
CID002543	Tungsten	Masan High-Tech Materials	Viet Nam
CID002502	Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
CID003993	Tungsten	Smelter Not Listed	Viet Nam

Table B

Countries of Origin

Below list of countries that declared smelters are known to source from:

•
Albania
•
Andorra
•
Angola
•
Argentina
•
Armenia
•
Australia
•
Austria
•
Azerbaijan
•
Belarus
•
Belgium
•
Benin
•
Bolivia (Plurinational State of)
•
Botswana
•
Brazil
•
Bulgaria
•
Burkina Faso
•
Burundi
•
Cambodia
•
Canada
•
Central African Republic
•
Chile
•
China
•
Colombia
•
Congo
•
Cyprus
•
Democratic Republic of Congo
•
Djibouti
•
Dominican Republic
•
Ecuador
•
Egypt
•
El Salvador
•
Eritrea
•
Estonia
•
Ethiopia
•
Fiji
•
Finland
•
France
•
Georgia
•
Germany
•
Ghana
•
Guam
•
Guatemala
•
Guinea
•
Guyana
•
Honduras
•
Hong Kong
•
Hungary

•
India
•
Indonesia
•
Ireland
•
Israel
•
Italy
•
Ivory Coast
•
Japan
•
Jersey
•
Kazakhstan
•
Kenya
•
Korea
•
Kyrgyzstan
•
Liberia
•
Liechtenstein
•
Lithuania
•
Luxembourg
•
Madagascar
•
Malaysia
•
Mali
•
Mauritania
•
Mexico
•
Mongolia
•
Morocco
•
Mozambique
•
Myanmar
•
Namibia
•
Netherlands
•
New Zealand
•
Nicaragua
•
Niger
•
Nigeria
•
Oman
•
Panama
•
Papua New Guinea
•
Peru
•
Philippines
•
Poland
•
Portugal
•
Russian Federation
•
Rwanda
•
Saudi Arabia
•
Senegal
•
Serbia
•
Sierra Leone
•
Singapore
•
Slovakia
•
South Africa

•
South Sudan
•
Spain
•
Sudan
•
Suriname
•
Sweden
•
Switzerland
•
Taiwan
•
Tajikistan
•
Tanzania
•
Thailand
•
Togo
•
Turkey
•
Uganda
•
United Arab Emirates
•
United Kingdom
•
United States of America
•
Uruguay
•
Uzbekistan
•
Vietnam
•
Zambia